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                  [LETTERHEAD OF BECTON, DICKINSON & COMPANY]

Contact:
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Colleen White, Corporate Communications - 201-847-5369
Patricia A. Spinella, Investor Relations - 201-847-5453

                   BD Announces Settlement of Pending Lawsuit

Franklin Lakes, NJ (July 2, 2004) - BD (Becton, Dickinson and Company) (NYSE:
BDX) announced that the Company has entered into an agreement today to settle the lawsuit filed against it by Retractable Technologies, Inc. (RTI) in the United States District Court, Eastern District of Texas in Texarkana, Texas.

"This agreement will enable us to focus all of our energies and resources on our most important task - meeting significant healthcare needs through the production of safe, effective and competitively-priced products," said Edward J. Ludwig, Chairman, President and Chief Executive Officer of BD.

Under the terms of the agreement, the suit against BD will be dismissed with prejudice, and BD will pay $100 million to RTI. In addition, BD and RTI have exchanged releases.

BD will record a pretax charge of $100 million ($63 million after taxes and approximately 24 cents per diluted share) in its 2004 fiscal third quarter results.

Conference Call
BD has scheduled a conference call for investors, which will be broadcast live on BD's website, www.bd.com/investors, at 11:30 a.m. (ET) Friday, July 2, 2004. A replay of the conference call will be available on BD's website, www.bd.com/investors, or at 1-866-479-2459 (domestic) and 1-203-369-1534
(international) through July 9, 2004.

BD is a medical technology company that serves healthcare institutions, life science researchers, clinical laboratories, industry and the general public. BD manufactures and sells a broad range of medical supplies, devices, laboratory equipment and diagnostic products. For the fiscal year ended September 30, 2003, BD reported total revenues of $4.528 billion.

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This press release may contain certain forward-looking statements (as defined under Federal securities laws) regarding BD's performance, including future revenues, products and income, or



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events or developments that BD expects to occur or anticipates occurring in the future. All such statements are based upon current expectations of BD and involve a number of business risks and uncertainties. Actual results could vary materially from anticipated results described, implied or projected in any forward-looking statement. Factors that could cause actual results to vary materially from any forward-looking statement include, but are not limited to: competitive factors; pricing and market share pressures; uncertainties of litigation; changes in BD's sales volume and product mix; BD's ability to achieve its cost savings objectives; changes in regional, national or foreign economic conditions; increases in energy costs; fluctuations in costs and availability of raw materials and in BD's ability to maintain favorable supplier arrangements and relationships; changes in interest or foreign currency exchange rates; delays in product introductions; and changes in healthcare or other governmental regulation, as well as other factors discussed in this press release and in BD's filings with the Securities and Exchange Commission. We do not intend to update any forward-looking statements.